                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Credit Suisse Group:

    We consent to the use of our report incorporated by reference herein dated March 1, 2002, except as to Notes 46 and 47, which is as of April 26, 2002, relating to the consolidated balance sheets of Credit Suisse Group and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and sources and application of funds for each of the years in the three-year period ended 31 December 2001.

    Also, our report contains an explanatory paragraph that states the accounting principles generally accepted in Switzerland vary in certain significant respects from accounting principles generally accepted in the United States of America and that the application of accounting principles generally accepted in the United States of America would have affected shareholders' equity as of December 31, 2001 and 2000 and the results of operations for each of the three years then ended, to the extent summarized in Note 46 to the consolidated financial statements.

    We consent to the use of our report incorporated by reference herein dated March 1, 2002, related to the consolidated financial statement schedules I, III and IV.

    We also consent to the reference to our firm under the heading "Experts" in the prospectus.

KPMG Klynveld Peat Marwick Goerdeler SA

/s/ BRENDAN R. NELSON                          /s/ PETER HANIMANN
--------------------------------------------   --------------------------------------------
Brendan R. Nelson                              Peter Hanimann
Chartered accountant                           Certified accountant

Zurich, Switzerland
November 14, 2002